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                                                                    Exhibit 99.3

August 31, 1998

RE:  NOTICE OF PROXY MAILING:  PROPOSED SALE OF THE ROSEVILLE CALIFORNIA
                               CABLE TELEVISION SYSTEM BY
                               IDS/JONES GROWTH PARTNERS 87-A, LTD.

DEAR REGISTERED REPRESENTATIVE OF CLIENTS IN
IDS/JONES GROWTH PARTNERS 87-A, LTD:

IDS/Jones Growth Partners 87-A, Ltd. ("Fund 87-A") plans to sell its Roseville California system to an unaffiliated third party during the fourth quarter of 1998.

The proposed sale and the distribution of net sales proceeds are contingent upon the approval by the holders of a majority of Fund 87-A's limited partnership interests, as well as the consents of governmental authorities and other third parties. Enclosed for your information is a copy of the Fund 87-A Notice and Proxy Statement. The proxy record date is August 20, 1998.
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For taxable accounts, proxy materials are being sent directly to investors.
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For tax-exempt accounts (IRAs and other qualified plans), proxy materials are
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being sent according to the instructions of the Trustees-which are the registered owners of investors' interest in these plans. Some Trustees required us to send proxy materials directly to their clients, the beneficial owners, and to accept the investors' signatures as legally sufficient to count the votes without the Trustee's counter-signature. Other Trustees required us to mail their clients' proxy materials directly to the Trustees for their handling.

THE PROXY DUE DATE IS SEPTEMBER 30, 1998, BUT WE HOPE TO HAVE ALL VOTES IN AS
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SOON AS POSSIBLE.

If the proposed sale is consummated, limited partners in Fund 87-A are expected to receive approximately $668 for each $1,000 invested. Distributions will be net of California non-resident withholding tax, if applicable, on taxable accounts. This withholding requirement does not apply to California residents or to tax-exempt entities such as IRAs and other qualified plans. Distribution checks will be issued according to the account registration or special payment of record.

After the sale of the Roseville system and the distribution of the net sales proceeds, the Partnership will be liquidated and dissolved, most likely in 1998.


     Proposed Sale           Prior Sale                    Anticipated
     Roseville system        Carmel Indiana system         Total Return
     ----------------        ---------------------         ------------
     $668 per $1000*         $731 per $1000                $1,400 per $1000


     *  Net of California non-resident withholding tax, if applicable.

Please review the enclosed list that shows registration and check information and estimated distributions prior to withholding, if applicable, for each of your clients Fund 87-A. If you find any discrepancies in this information or have questions, please contact the Jones Investor Services Department as soon as possible.

Sincerely,


Jones Cable Corporation
Managing General Partner

Enclosures